2
                             -    -
                        ZEMEX CORPORATION
                  Canada Trust Tower, BCE Place
                   161 Bay Street, Suite 3750
                          P.O. Box 703
                        Toronto, Ontario
                         Canada  M5J 2S1


                         PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Zemex Corporation (the "Corporation" or "Zemex"), a Delaware corporation, to be voted at the Annual Meeting of Shareholders to be held at 11:00 a.m. on May 13, 1996 in Room C, 11th Floor, Chemical Bank, 270 Park Avenue, New York, New York, 10017 and at any adjournment thereof. This Proxy Statement and the accompanying Notice of Meeting and Form of Proxy are being mailed to the Corporation's shareholders commencing on or about March 22, 1996. The 1995 Annual Report to the Corporation's shareholders, which includes financial statements, is also being mailed on or about March 22, 1996 to each shareholder of record as of the close of business on March 8, 1996. Such Annual Report, however, is not to be deemed to be part of this proxy solicitation material.

The executive offices of the Corporation are located at Canada Trust Tower, BCE Place, 161 Bay Street, Suite 3750, P.O. Box 703, Toronto, Ontario, Canada, M5J 2S1. The Corporation's telephone number is (416) 365-8080 and its fax number is (416) 365-8094.

The Board has fixed the close of business on March 8, 1996 as the record date for the determination of shareholders of the Corporation entitled to vote at the Annual Meeting. As of the record date, the Corporation had approximately 8,230,275 common shares, par value $1.00 per share (the "Common Shares"), issued and outstanding.

Each Common Share is entitled to one vote. A majority of the Common Shares outstanding and entitled to vote must be present at the Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Under Delaware law, abstentions are treated as present and entitled to vote, and therefore will be counted in determining the existence of a quorum and will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting.

Broker "non-votes" are considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining approval of any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting. There are no dissenters' rights available with respect to any matter to be considered at the Annual Meeting. Any shareholder giving a proxy in the accompanying form of proxy has the right to revoke it at any time prior to the voting thereof.

The expense of solicitation of proxies will be borne by the Corporation. Following the mailing of the proxy material, solicitation of proxies may be made by mail, telephone, telegram or personal interview by some of the regular employees of the Corporation or its subsidiaries, who will receive no additional compensation for their services. The Corporation has also retained Kissel-Blake Inc. to solicit proxies personally or by mail, telephone or telegraph from brokerage houses, custodians, fiduciaries and nominees for a fee of $4,500 plus expenses. In addition, the Corporation will reimburse brokers and other nominees for their expenses in forwarding soliciting material to beneficial owners.
ELECTION OF DIRECTORS

A board of nine directors is to be elected at the Annual Meeting of Shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Corporation's nine nominees named below, all of whom are presently directors of the Corporation. If any nominee of the Corporation is unable or declines to serve as a director at the time of the Annual Meeting of Shareholders, the proxies will be voted for the nominee designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

Opposite  the name of each nominee for election as a director  is
(i) his age; (ii) his position with the Corporation, his principal occupation and his business experience during the past five years; and (iii) the year in which he first became a director of the Corporation. All information is as of March 8, 1996.


                           PROPOSAL I
               NOMINEES FOR ELECTION AS A DIRECTOR

                    Position with the Corporation;          Direc
Name            Ag  Principal Occupation                     tor
                e   and Business Experience During Past     Since
                    Five Years

Paul A. Carroll 54  Chairman of the Executive               1991
                    Compensation/Stock Option/Pension
                         Committee; Partner, Smith Lyons
                    (Toronto law firm) since
                         1973; Chairman, World Wide
                    Minerals Ltd.; Chairman, Juno
                         Limited; Director, Dundee
                    Bancorp Inc.

Morton A. Cohen 60  Chairman, President and Chief           1991
                    Executive Officer, Clarion Capital
                         Corporation since 1982;
                    Chairman, Cohesant Technologies
                         Inc.; Director, Monitek
                    Technologies Inc.; Director, Gothic
                         Energy Corporation

John M. Donovan 68  Member of the Audit Committee and       1991
                    Executive Compensation/
                         Stock Option/Pension Committee;
                    Independent Consultant
                         since July 1990; President and
                    Chief  Executive Officer,
                         Avalon Corporation from January
                    1990 to July 1990

Thomas B.       64  Member of the Audit Committee and the   1989
Evans, Jr.          Nominating Committee;
                         Vice Chairman, The Jefferson
                    Group Inc. since December
                         1995; President, The Evans Group
                    Ltd. since January 1989;
                         Director, Juno Limited

Ned Goodman     58  Chairman, President and Chief           1991
                    Executive Officer, Dundee
                         Bancorp Inc. (a financial
                    services company) and its
                         predecessor, Goodman & Company
                    Ltd., since January 1987;
                         Chairman, Dynamic Fund Canada
                    Ltd.; Director, BGR
                         Precious Metals Inc.; Director,
                    Kinross Gold Corporation;
                         Director, Knights Gold Mining
                    Co. Limited; Director,
                         Breakwater  Resources Ltd.

Peter Lawson-   69  Chairman of the Board of Directors,     1960
Johnston            Member of the Executive
                         Compensation/Stock
                    Option/Pension Committee, Member of
                         the Executive Committee and
                    Chairman of the Nominating
                         Committee; Chairman and Trustee,
                    Solomon R. Guggenheim
                         Foundation; Chairman of the
                    Board, The Harry Frank
                         Guggenheim Foundation; Senior
                    Partner, Guggenheim
                         Brothers; Director, McGraw-Hill,
                    Inc.; President and Director,
                         Elgerbar Corporation; Director,
                    National Review, Inc.; Limited
                         Partner Emeritus, Alex Brown &
                    Sons, Inc.; Director, UBS
                         Private Investor Funds, Inc.

Richard L.      57  President and Chief Executive Officer   1991
Lister              of the Corporation since
                         May 1993;  Chairman of the
                    Executive Committee and
                         Member of the Nominating
                    Committee; Vice Chairman of the
                         Board of Directors from 1991 to
                    May 1993; Director, Dundee
                         Bancorp Inc.; Vice Chairman,
                    Dundee Bancorp Inc. from
                         1991 to 1993; Chairman, Campbell
                    Resources Inc. from 1988
                         to 1991

Patrick H.      80  Chairman of the Audit Committee;        1975
O'Neill             Independent Mining
                         Consultant since 1982; Director,
                    American Geographical
                         Society, New York; Director,
                    Ireland U.S. Council for
                         Commerce and Industry

William J.      66  Member of the Executive Committee;      1989
vanden Heuvel       Counsel, Stroock, Stroock
                         & Lavan (attorneys at law, New
                    York) since 1984; Senior
                         Advisor, Allen & Company, Inc.
                    (investment bankers) since
                         1984; Chairman of the Board, IRC
                    Group, Inc. (consulting
                         firm), Washington, D.C.);
                    President, Franklin and Eleanor
                         Roosevelt Institute; Co-
                    Chairman, Council of American
                         Ambassadors; Chairman of the
                    Board, Governors of the United
                         Nations Association; Director,
                    Winston Communications Inc.

Vote Required for Election of Directors

Directors will be elected at the Annual Meeting by a plurality of
the   votes  cast  at  the  meeting  by  the  holders  of  shares represented in person or by proxy. Votes may be cast for, or withheld from, each nominee.

The Board recommends a vote "FOR" the election of each of the foregoing persons.


REPORTS REQUIRED BY SECTION 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent (10%) of the Corporation's Common Shares, to file with the Securities and Commission and any exchange on which the Corporation's Common Shares are traded reports of ownership and changes in ownership of the Corporation's Common Shares.

Based solely on its review of the copies of Forms 3, 4 and 5 received by the Corporation, or written representations from certain reporting persons that no Form 5's were required for such persons, the Corporation believes that, during the fiscal year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were complied with.


BOARD MEETINGS AND COMMITTEES

The   Corporation   maintains   standing   Executive,   Executive
Compensation/Stock   Option/Pension,   Audit    and    Nominating
Committees.

The Executive Committee, whose members include Peter Lawson-Johnston, William J. vanden Heuvel and Richard L. Lister, did not formally meet during 1995. The purpose of the Committee is to act on behalf of the Board and to authorize and approve capital expenditures in excess of $50,000, with such approvals to be ratified by the Board at the next regular scheduled meeting.

The Executive Compensation/Stock Option/Pension Committee, whose members include Paul A. Carroll, Peter Lawson-Johnston and John
M. Donovan, met once during 1995. The functions performed by the Executive Compensation/Stock Option/Pension Committee include:
(i) the review of the contribution of the executive officers, and any employee with a salary in excess of $100,000, to the success of the Corporation; (ii) the establishment of appropriate levels of compensation for such officers and employees, including any incentive compensation to be awarded; (iii) the review of employee benefit programs; (iv) the review of proposed compensation plans applicable to the Corporation's officers and employees; and (v) the administration of the Corporation's stock option plans.

The Audit Committee met four times during 1995. Its members include Patrick H. O'Neill, Thomas B. Evans, Jr., and John M. Donovan. The Audit Committee reviews the financial reporting process of the Corporation on behalf of the Board. In fulfilling its responsibility, the Audit Committee recommended to the Board, subject to shareholder approval, the selection of Deloitte & Touche as the Corporation's independent auditors. During 1995, the Audit Committee met with the Corporation's management and with representatives of Deloitte & Touche without the Corporation's management being present.

The Nominating Committee met one time in 1995. Its members include Peter Lawson-Johnston, Thomas B. Evans, Jr. and Richard
L. Lister. The Nominating Committee advises the Board on prospective nominees for election to the Board. It considers possible director nominees recommended by shareholders, who may submit their recommendations by writing to the committee at the Corporation's principal executive office.

The Board met nine times during 1995. No director attended fewer than 50% of the meetings of the Board and its committees held during the period in 1995 except for one.

Outside  directors received $8,000 annually plus  $600  for  each meeting  of  the Board or any of its committees attended  through
December  31,  1995.   Executives who are  directors  receive  no
compensation as directors.


PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 8, 1996, information concerning the Common Shares beneficially owned by each person who, to the knowledge of the Corporation, is the holder of 5% or more of the Common Shares of the Corporation, each director, and each Named Officer (as defined under "Executive Compensation") who was an executive officer as of that date, and all executive officers and directors of the Corporation as a group. Except as otherwise noted, each beneficial owner has sole investment and voting power with respect to the listed shares.

                                    Shares           Percentage
Name of Beneficial Owner(2)(3)Beneficially Owned(1)Beneficially O
wned
Dundee Bancorp International Inc.2,784,734                  33.8%
     Scotia Plaza, 55th Floor
     40 King Street West
     Toronto, Ontario
     Canada M5H 4A9
Paul  A.  Carroll                    32,702                (4)(5)
*
Morton  A.  Cohen                  327,530              (4)(5)(6)
4.0%
John  M.  Donovan                    32,702                (4)(5)
*
Thomas  B.  Evans, Jr.               40,323                (4)(5)
*
Ned  Goodman                     2,817,436              (4)(5)(7)
34.1%
     Scotia Plaza, 55th Floor
     40 King Street West
     Toronto, Ontario
     Canada M5H 4A9
Peter  Lawson-Johnston              95,322              (4)(5)(8)
1.1%
Richard L. Lister                626,006           (5)(9)(10)(12)
7.4%
     Canada Trust Tower, BCE Place
     161 Bay Street, Suite 3750
     Toronto, Ontario
     Canada M5J 2S1
Patrick  H.  O'Neill                 37,273                (4)(5)
*
William  J.  vanden Heuvel           38,692                (4)(5)
*
Allen  J.  Palmiere                  72,702               (5)(10)
*
Peter  J.  Goodwin                  34,566               (10)(12)
*
Terrance  J.  Hogan                 35,377               (10)(11)
*
G.   Russell  Lewis                   10,000                 (10)
*
All Directors and Named Officers4,200,631  (4)(5)(6)(7)(8)(9)(10)(11)(12)
48.1%
   as a group (13 persons)

__________________
* Denotes less than 1% of Common Shares outstanding


(1)  Computed  in  accordance  with  Rule  13d-3(d)(1)   of   the
     Securities Exchange Act of 1934, as amended.

(2) Gilder, Gagnon, Howe & Co. has filed a Schedule 13G with the Securities and Exchange Commission indicating that it could be deemed to be a beneficial owner of 584,879 Common Shares. However, Gilder, Gagnon, Howe & Co. disclaims any beneficial ownership of the Common Shares because they were purchased for customer accounts.

(3) Zesiger Capital Group LLC has filed a Schedule 13G with the Securities and Exchange Commission indicating that it could be deemed to be a beneficial owner of 504,166 Common Shares. However, Zesiger Capital Group LLC disclaims any beneficial ownership of the Common Shares because they were purchased for customer accounts.

(4) These directors were each granted options for 10,000 Common Shares at $5.00 per share exercisable in two installments of 5,000 Common Shares each beginning on September 17, 1992 and September 17, 1993, respectively, and extend for a period of five years from the date the options first become exercisable. On May 26, 1993, these directors were each granted options for an additional 15,000 Common Shares at $5.50 per share exercisable in two installments of 7,500 Common Shares each beginning on May 26, 1994 and May 26, 1995, respectively. These options expire on May 26, 1999. In addition, these directors were each granted options for an additional 5,000 Common Shares at $9.125 per share exercisable in two installments of 2,500 Common Shares each beginning on February 8, 1996 and February 8, 1997, respectively, and extending for a period ending on February 8, 2001. Shares shown in the table include the 27,500 currently exercisable options.

 (5) Each of these directors and members of management purchased 5,000 Common Shares from G.E. Wood, former
     President and Chief Executive Officer, as part of an assignment of the Corporation's settlement agreement with Mr. Wood dated August 10, 1993.

(6)  Includes  20,455  Common Shares owned  by  Clarion  Partners
     Limited  Partnership  and 271,428  Common  Shares  owned  by
     Clarion Capital Corporation, both of which Mr. Cohen may be deemed to be the beneficial owner.

(7) Includes 2,784,734 Common Shares owned by Dundee Bancorp International Inc., a wholly-owned subsidiary of Dundee Bancorp Inc., of which Mr. Goodman is Chairman of the Board and over which he may be deemed to have voting and investment power.

(8) Includes 17,653 Common Shares beneficially owned by Elgerbar Corporation. Mr. Lawson-Johnston is President and a director of Elgerbar Corporation and has shared voting and investment power with respect to the Common Shares held by it.

(9)  In 1993, Richard L. Lister, President and
     Chief Executive Officer of the Corporation, acquired 357,000 Common Shares under the Corporation's Key Executive Stock Purchase Plan for an aggregate purchase price of $1,749,300 ($4.90 per share). The Corporation loaned Mr. Lister the full amount of the purchase price. This loan is non-interest bearing, matures in five years, and is evidenced by a promissory note secured by a pledge of the Common Shares. If Mr. Lister leaves the employ of the Corporation at any time prior to full payment of the loan, the principal amount will be due in full 30 days after the date his employment terminates. Any balance remaining unpaid on the loan after it is due will bear interest at the prime rate plus 1.0%. So long as the loan is outstanding, Mr. Lister is required to vote the 357,000 Common Shares in a manner consistent with the recommendation of the Board.

(10) Includes Common Shares issuable upon exe
     rcise of vested options as follows: Mr. Lister, 170,000 Common Shares; Mr. Palmiere, 67,500 Common Shares; Mr. Goodwin, 25,000 Common Shares; Mr. Hogan, 5,000 Common Shares; Mr. Lewis, 10,000 Common Shares; and all Named Officers and directors as a group, 497,500 Common Shares.

(11) As part of the Corporation's purchase of Alumitech, Inc., in May 1995 Mr. Hogan was issued 28,558 Common Shares and options for an additional 22,000 Common Shares at $9.75 per share exercisable in two installments of 11,000 Common Shares each beginning on May 12, 1996 and May 12, 1997, respectively, in exchange for his interest in Alumitech, Inc. The options expire on May 12, 2001.

(12) Includes Common Shares issuable in accordance with the terms and conditions of the Corporation's employee stock purchase plan as follows: Mr. Lister, 5,311 Common Shares; and Mr.
     Goodwin, 1,991 Common Shares.


              REPORT OF THE EXECUTIVE COMPENSATION/
                 STOCK OPTION/PENSION COMMITTEE

The Corporation applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Corporation result from the coordinated efforts of all individuals working toward common objectives. The Corporation strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

COMPENSATION PHILOSOPHY

The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Corporation to attract, retain and reward executive officers who contribute to the long term success of the Corporation. The Corporation's compensation program for executive officers is based on the same five principles applicable to compensation decisions for all employees of the Corporation:

1. The Corporation pays competitively. The Corporation is committed to providing a pay program that helps attract and retain the best people in the industry. To ensure that pay is competitive, the Corporation regularly compares its pay practices with those of other leading companies and sets its pay parameters based on this review.

2. The Corporation pays for relative sustained performance. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit, performance relative to competitors and timely new product introductions. Individual performance is evaluated by reviewing organizational and management development progress against set objectives and the degree to which teamwork and Corporation values are fostered.

3. The Corporation strives for fairness in the administration of pay.

4. The Corporation strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Corporation and at comparable companies.

5. The Corporation believes that employees should understand how the performance evaluation and pay administration process works.

The process of assessing performance is as follows:

      At the beginning of the performance cycle, the evaluating manager sets objectives and key goals.

     The evaluating manager gives the employee ongoing feedback on performance.

     At the end of the performance cycle, the manager evaluates the accomplishments of objectives/key goals.

     The manager compares the results to the results of peers within the operating unit.

     The evaluating manager communicates the comparative results to the employee.

     The comparative result affects decisions on salary and stock options.

COMPENSATION VEHICLES

The Corporation has had a history of using a simple total compensation program that consists of cash and, since 1990, equity-based compensation. Having a compensation program that allows the Corporation to successfully attract and retain key employees, permits it to provide useful products and services to customers, enhance shareholder value, motivate technological innovation, foster teamwork, and adequately reward employees. The vehicles are:

Cash-Based Compensation

Salary:   The  Corporation  sets base  salary  for  employees  by
reviewing the aggregate of base salary and annual bonus for competitive positions in the market.

Equity-Based Compensation

Stock Option Program: The purpose of this program is to provide additional incentives to employees to work to maximize shareholder value. The option program also utilizes vesting periods to encourage key employees to continue in the employ of the Corporation.

Bonus Program

The  Corporation  maintains  a  bonus  program  for  certain  key
employees.   The plan is specifically designed to  grant  greater
compensation   to   those  key  employees  to   recognize   their
performance in the plan year.


                              Executive Compensation/
                              Stock Option/Pension Committee
                              PAUL A. CARROLL
                              JOHN M. DONOVAN
                              PETER LAWSON-JOHNSTON

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation, attributable to all service in the fiscal years 1995, 1994 and 1993, paid to those persons who were at the end of the 1995 fiscal year (i) the chief executive officer; and (ii) the other five most highly paid executive officers of the Corporation (collectively, the "Named Officers"):

Summary Compensation Table

                            Annual           Securiti
Name and                   Compensat            es     All Other
Principal Position  Year      ion     Bonus  Underlyi Compensati
                            Salary              ng      on (2)
                                             Options
                                               (1)

Richard L. Lister   1995   $265,911   $75,0  100,000    $37,225
  President and     1994   $265,322    00       _       $10,177
  Chief Executive   1993   $203,531    $0    120,000    $6,053
Officer                                $0

Allen J. Palmiere   1995   $119,629   $24,0   15,000    $6,364
  Vice President,   1994   $113,428    00       _       $5,479
Chief Financial                       $45,3
  Officer and                          71
Assistant
Secretary

Peter J. Goodwin    1995   $132,667   $17,5   25,000    $15,120
  President,                           00
Industrial
Minerals

Terrance J. Hogan   1995   $120,192   $36,0   32,000    $3,395
  President and                        00
Chief Operating
  Officer,
Alumitech, Inc.

G. Russell Lewis    1995   $138,866   $4,00   10,000    $6,829
  President, Metal  1994   $133,743     0       _       $8,403
Powders             1993   $118,537   $40,0    5,000    $6,070
                                       00
                                       $0

Robert W.           1995   $120,900   $24,0   5,000     $5,901
Morris(3)           1994   $108,012    00       _       $2,044
  Former                              $21,0
Secretary, Zemex                       00
  Former
President,
Feldspar

_________________

 (1) On February 8, 1995, Mr. Lister, Mr. Palmiere, Mr. Goodwin, Mr. Hogan, Mr. Lewis and Mr. Morris were granted options of 100,000, 15,000, 25,000, 10,000, 10,000 and 5,000,
     respectively, at an exercise price of $9.125 under the 1995 Stock Option Plan. On May 12, 1995, Mr. Hogan was issued options for 22,000 Common Shares at $9.75 per share exercisable in two installments of 11,000 Common Shares each beginning on May 12, 1996 and May 12, 1997, respectively, in exchange for his interest in Alumitech, Inc. (see Note 11 Principal Shareholders and Security Ownership of Management). On May 26, 1993, Mr. Lister, Mr. Lewis and Mr. Morris were granted options of 120,000, 5,000 and 5,000, respectively, at an exercise price of $5.50 under the 1993 Stock Option Plan. On November 8, 1993, Mr. Palmiere was granted options for 60,000 Common Shares at $7.125 per share. On July 14, 1994, Mr. Goodwin was granted options for 25,000 Common Shares at $11.50 per share under the 1993 Stock Option Plan.

(2) Constitutes premiums for term life insurance exceeding amounts eligible to most employees, automobile benefits, and employer matched contributions to a group registered retirement plan and an employee stock purchase plan. In 1995, the Corporation adopted an employee stock purchase plan whereby employees may elect to invest up to 10% of their earnings and the Corporation matches funding for the purchase of the Corporation's Common Shares. Common Shares purchased under this plan are held for a one-year vesting period. Amounts shown for Mr. Lister, Mr. Goodwin and Mr. Morris include $25,200, $9,450 and $1,200, respectively, as a benefit derived from participation in the plan. Amounts shown for Mr. Lister do not include imputed interest of $130,585, $131,037 and $66,998 in 1995, 1994 and 1993,
     respectively,  on  a  loan  Mr. Lister  received  under  the
     Corporation's Key Executive Stock Purchase Plan. The Corporation does not reimburse Mr. Lister for any tax consequences arising from this loan. (See Note 9 Principal Shareholders and Security Ownership of Management.)

(3) Mr. Morris left the Corporation in March 1996. Under an employment agreement dated February 5, 1991, Mr. Morris is entitled to an amount equal to two times his annual base salary of $124,900 plus certain other severance benefits. The terms and amount of the final settlement have yet to be determined.


OPTION GRANTS TABLE

The following table shows grants of stock options and fiscal year-end values for stock options issued in the last fiscal year to the Named Officers under the Corporation's Stock Option Plans.

                                                     Potential
                      Percentag                      Realizable
             Number       e                           Value At
               of     of Total   Exerci               Assumed
            Securiti   Options     se             Annual Rates of
               es      Granted     Or    Expiry        Stock
   Named    Underlyi     To       Base    Date         Price
 Officers      ng     Employees      Pr             Appreciation
            Options      In      ice(2)              For Option
            Granted     Fiscal                         Terms
                      Year (1)
                                                         5%
                                                        10%

Richard  L. 100,000     29.3%    $9.125  Feb. 8,  $252,10  $557,09
Lister       15,000     4.4%     $9.125   2001       7        0
Allen    J.  25,000     7.3%     $9.125  Feb. 8,  $37,816  $83,564
Palmiere     10,000     2.9%     $9.125   2001    $126,05  $278,54
Peter    J.  22,000     6.4%     $9.75   Feb. 8,     3        5
Goodwin      10,000     2.9%     $9.125   2001    $25,211  $55,709
Terrance J.  5,000      1.5%     $9.125  Feb. 8,  $59,262  $130,95
Hogan                                     2001    $25,211     4
                                         May 12,  $12,605  $55,709
G.  Russell                               2001             $27,855
Lewis                                    Feb. 8,
Robert   W.                               2001
Morris                                   Feb. 8,
                                          2001

_________________

 (1) Fifty percent of the total number of shares subject to options granted to a Named Officer shall become exercisable on the first anniversary of the date of grant and fifty percent on the second anniversary of the date of grant.

(2) The purchase price for each underlying Common Share subject to option shall be the fair market value of the Common Shares on the date the option is granted, defined as the closing price of the Common Shares on the New York Stock Exchange on the date of grant or, if no trade occurs on such date, on the day next preceding such date on which the Common Shares were traded.



OPTION EXERCISE AND YEAR-END VALUES TABLE

The   following  table  sets  forth  information  concerning  the exercise of stock options and unexercised stock options held at December 31, 1995 by the Named Officers.

         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                         Value of Unexercised
               Number  of  Unexercised      In-The-Money  Options
Options at Year-Endat Year End
Name        Exercisable/Unexercisable Exercisable/Unexercisable
Richard L. Lister 120,000/100,000          $540,000/$87,500
Allen J. Palmiere  60,000/15,000           $172,500/$13,125
Peter J. Goodwin   12,500/37,500              $0/$10,938
Terrance J. Hogan     0/32,000                $0/$14,250
G. Russell Lewis   21,000/10,000           $102,500/$8,750
Robert W. Morris    13,000/5,000            $62,500/$4,375


PENSION PLAN

Pursuant  to  the  Corporation's  pension  plan,  employees   are
entitled to pension benefits after five years of service with the Corporation. The amount of such benefits depends upon salary and
length  of  service  as shown in the table  below.   The  service
factor  is 1 1/2 per year.  There is a Social Security offset.   As
of January 1, 1996, the number of credited years of service and the compensation covered by the pension plan for the Named Officers of the Corporation are: Richard L. Lister, 4.5 and $265,911; Peter J. Goodwin, 1.5 and $132,667; Terrance J. Hogan,
3.1 and $120,192; G. Russell Lewis, 27.4 and $138,866; and Robert
W. Morris, 5.6 and $120,900.

Average  Final Compensation        Credited Service as of  Normal
Retirement Date
as of Normal Retirement Date  15     20      25     30      35
 $ 50,000                $ 8,768 $11,691$14,614 $17,536$20,459
    75,000                14,393  19,191 23,989  28,786 33,584
   100,000                20,018  26,691 33,364  40,036 46,709
   125,000                25,643  34,191 42,739  51,286 59,834
   150,000                31,268  41,691 52,114  62,536 72,959
   175,000                31,268  41,691 52,114  62,536 72,959
   200,000                31,268  41,691 52,114  62,536 72,959
   225,000                31,268  41,691 52,114  62,536 72,959

Note: All benefits shown were estimated using the 1996 Social Security Law and assume the employee terminates employment during 1995 on his Normal Retirement Date (age 65). The benefits shown are payable at Normal Retirement Date as a Five Year Certain and Life Annuity, the normal form for an unmarried participant. All amounts are annual.
CERTAIN TRANSACTIONS

In June 1994, the Corporation acquired its initial 39.53% investment in Alumitech, Inc. by investing $2 million to acquire treasury stock. In 1995, the Corporation increased its interest to 100% by issuing 722,352 shares of common stock with an ascribed value of $6,599,000. The shares were issued as to 266,106 to Dundee Bancorp International Inc., the Corporation's largest shareholder, and as to 266,106 to Clarion Capital Corporation, a company controlled by a director of the Corporation. Alumitech, an aluminum dross processor, has developed proprietary technology that enables it to have the ability to convert 100% of its dross feed into marketable products.


PERFORMANCE GRAPH

The following performance graph compares the performance of the Corporation's Common Shares to the Dow Jones Industrial Average and the Dow Jones Basic Materials Average Index over the past five-year period. The graph assumes that the value of the investment in the Corporation's Common Shares and each index was $100 at December 31, 1990 and that all dividends were reinvested. As a diversified producer of industrial minerals and metal products, many of the companies with which the Corporation competes are private and peer group comparative data is not available.



                           1990   1991  1992   1993   1994   1995
Zemex Total Return          100   88.90 143.3  182.4  235.4 275.6
                                          5      5      8     1
Dow Jones Industrial        100   124.3 133.4  156.0  163.9 224.4
Average                             3     4      5      1     7
Dow Jones Basic Materials   100   128.5 142.5  161.9  171.1 212.5
Average                             1     5      8      5     9


                           PROPOSAL II
                            AUDITORS

The Board, upon the recommendation of the Audit Committee, has selected Deloitte & Touche as independent auditors of the accounts of the Corporation and its subsidiaries for the fiscal year ending December 31, 1996. A proposal will be presented at the Annual Meeting to ratify the appointment of Deloitte & Touche as the Corporation's independent auditors. Representatives of Deloitte & Touche will be present at the Annual Meeting and will be available to respond to questions and may make a statement if they so desire.

Vote Required for Ratification of Auditors

Approval of the appointment of auditors requires the affirmative vote of the majority of the holders of outstanding Common Shares entitled to cast votes at the meeting.

The Board unanimously recommends that the shareholders vote "FOR" the ratification of the appointment of Deloitte & Touche as independent auditors for the fiscal year ending December 31, 1996.


SHAREHOLDERS' PROPOSALS FOR 1997 ANNUAL MEETING

In order to be considered for inclusion in the Corporation's proxy statement for the 1997 Annual Meeting of Shareholders, proposals from shareholders must be received by the Corporation on or before December 1, 1996. Such proposals should be addressed to the Corporate Secretary, Zemex Corporation, Canada Trust Tower, BCE Place, 161 Bay Street, Suite 3750, Toronto, Ontario, M5J 2S1.


OTHER MATTERS

Management is not aware of any other matters to be considered at the meeting other than as set forth in this statement. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying Form of Proxy in their discretion to vote the proxies in accordance with their judgment on such matters.


                                                    March 8, 1996